Exhibit 10.3

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY COMMON WEALTH, FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT OR SUCH REGISTRATION IS NOT REQUIRED.

Notwithstanding anything herein to the contrary, this Note, and all of the Maker’s obligations hereunder, and all of each Payee’s rights and remedies hereunder, shall be subordinate, subject and junior to all Senior Indebtedness (as defined in Section 7 hereof) on the terms and conditions set forth in Schedule A hereto, which Schedule A is incorporated herein by reference and made a part hereof as if set forth herein in its entirety.

NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

One Million Seventy-Two Thousand Two Hundred Forty-Four	Wixom, Michigan
($1,072,243) Dollars	July 3, 2006

FOR VALUE RECEIVED, the undersigned (the “Maker”) promises to pay to the order of Michael C. Azar (the “Payees’ Representative”), but solely as escrow agent for, on behalf of and for further distribution to, each of the parties listed on Schedule B attached hereto and made a part hereof (each, a “Payee” and collectively, the “Payees”), the aggregate principal sum of One Million Seventy-Two Thousand Two Hundred Forty-Four and No/100 ($1,072,244) Dollars, together with interest thereon from the date hereof, at the Prime Rate, through the first to occur of (i) the Maturity Date (as defined below) or (ii) the prepayment in full of the entire principal amount hereof pursuant to Section 4 of this Note. Interest on this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable on the first Business Day of each calendar quarter commencing on September 1, 2006 (each, an “Interest Payment Date”) on the unpaid principal amount of the Note.

For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday under the laws of the State of Michigan. For PURPOSES OF CALCULATING THE INTEREST PAYABLE ON THIS NOTE, “PRIME RATE” SHALL MEAN the rate of interest announced by Comerica Bank at its offices in Detroit, Michigan, as its prime or base rate on the last Business Day immediately preceding the applicable Interest Payment Date. A certificate made by an officer of Comerica Bank stating the Prime Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Prime Rate in effect on such day.

This Non-Negotiable Subordinated Promissory Note (this “Note”) is issued subject to the following additional terms and conditions:

1. Type of Payment. Payment of both principal and interest shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

2. Manner of Payment. All payments required by this Note shall be made by delivery of the required payment to the Payees’ Representative at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304, or to such account or other address as the Payees’ Representative shall designate in a written notice to the Maker at least 10 days prior to the payment date.

3. Maturity Date. This Note shall mature and the principal sum hereof, together with all accrued and unpaid interest thereon, shall become due and payable upon the first to occur of:

(a) July 2, 2009;

(b) the date that the Maker receives cash proceeds of at least $25,000,000 pursuant to a sale of its common stock (or any security convertible into or exchangeable for its common stock ) in a transaction that is either registered or exempt from registration under the Securities Act of 1933, as amended; or

(c) the date that a “Change of Control” of the Maker occurs (where “Change of Control” means: (i) the acquisition (other than from the Maker) by any person or entity (other than a Payee or any of Payees’ respective affiliates, individually or as part of a group), in any one transaction or a series of related transactions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of in excess of fifty percent (50%) of the combined voting power of the Maker’s then outstanding voting securities; or (ii) consummation by the Maker, in any one transaction or a series of related transactions, of (a) a merger or consolidation involving the Maker if the shareholders of the Maker, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation; (b) a complete liquidation or dissolution of the Maker; or (c) an agreement for the sale or other disposition of all or substantially all of the assets of the Maker, determined on a consolidated basis.

4. Optional Prepayment. Anything herein to the contrary notwithstanding, the Maker may prepay this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any partial prepayment shall be applied first against any accrued interest hereunder and then against the principal balance remaining due hereunder.

5. Default Rate of Interest. In the event that this Note is accelerated following the occurrence of an Event of Default (as defined in Section 6 below), and whether or not a judgment has been entered, interest shall accrue on all sums outstanding hereunder at the Prime Rate plus three percent (3%) per annum until all sums due hereunder, including without limitation, any costs of collection provided in Section 6, principal and accrued interest and/or amounts under any judgment rendered pursuant to this Note are paid.

6. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

(a) Failure to pay when due any payment of principal or interest under this Note within five (5) days of the date such payment is due (calculated by including the due date); or

(b) A bankruptcy occurs with respect to the Maker while this Note is still outstanding. “Bankruptcy” shall mean (i) the adjudication of the Maker as bankrupt or insolvent, (ii)

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the institution by or against the Maker of a petition for arrangement or of any other type of insolvency proceeding under the United States Bankruptcy Code, as amended (but, with respect to an involuntary proceeding, only if such proceeding is not discharged within 60 days), (iii) the making by the Maker of a general assignment for the benefit of creditors, (iv) the appointment of a liquidator, administrator, receiver or trustee in bankruptcy of the Maker or the Maker’s assets or (v) the taking, making or institution of any like or similar act or proceeding involving the Maker.

Upon the occurrence of an Event of Default, all amounts due under this Note, including the unpaid balance of principal and interest hereof, shall become immediately due and payable at the option of the Payees’ Representative (but automatically with respect to an Event of Default described in clause (b) of the definition thereof), and Payee may exercise any of Payee’s rights and remedies granted herein, under applicable law or which Payee may otherwise have against Maker.

The Maker agrees to pay all costs of collection, including attorney’s reasonable fees and expenses, in case the principal of this Note or any payment of any interest thereon is not paid at the due date thereof, whether suit be brought or not.

7. Subordination. This Note is and shall be subordinate, to the extent and in the manner set forth in Schedule A, in right of payment to the prior payment in full of all obligations of the Maker under the Senior Indebtedness. “Senior Indebtedness” means the principal and interest in respect of agreements or instruments evidencing, any indebtedness of the Maker for borrowed money, whether now existing or hereafter arising, which is not made expressly subordinate in right of payment to the indebtedness evidenced by this Note.

8. Payees’ Representative. The Payees’ Representative shall collect, receive and disburse all amounts paid to it under this Note not as a “Payee” (except to the extent that the Payees’ Representative is also one of the Payees listed on Schedule B), but as escrow agent on behalf of the Payees. The Maker shall have no obligation or responsibility to see to the application of such funds by the Payees’ Representative, nor any liability for any failure by the Payees’ Representative to disburse all or any portion of such funds to the Payees as and when required. The Maker shall be entitled to rely upon any notice, instrument or other writing delivered to it by the Payees’ Representative pursuant to this Note, without being required to determine the authenticity of, or the correctness of any fact stated in, that document. The Maker may act in reliance upon any instrument or signature of the Payees’ Representative believed by it to be genuine. It is expressly understood and agreed that no Payee shall be entitled to make any demand, issue any instructions, give any notice, waive any term of, or exercise any rights under this Note and that all such rights, powers and privileges (to the extent available under this Note) are exclusively vested in the Payees’ Representative.

9. Purchase Agreement; Right of Set-Off. This Note is being issued pursuant to Section 2.2 of that certain Purchase Agreement, dated as of the date hereof, among the Maker, Quantum Value Management, LLC, a Delaware limited liability company, and the members of Quantum Value Management, LLC (the “Purchase Agreement”). The obligations of the Maker under this Note are subject to a right of set-off in favor of the Maker as provided in Section 9.7 of the Purchase Agreement.

10. Assignment. This Note shall be non-negotiable and non-transferable. Without limiting the generality of the foregoing, the Payee shall have no right to assign, pledge, hypothecate or otherwise transfer this Note or any of its rights or interests hereunder without the prior written

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consent of the Maker, which consent may be granted or denied in the Maker’s sole discretion. Notwithstanding the foregoing, the Payee may assign its rights hereunder to a successor Payee Representative on behalf of the Payee, provided that such successor Payee Representative is reasonable satisfactory to the Maker.

11. Miscellaneous.

(a) This Note shall be binding upon the Maker and its successors and assigns.

(b) If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

(c) The validity, interpretation and effect of this Note shall be exclusively governed by, and construed in accordance with, the laws of the State of Michigan, excluding the “conflict of laws” rules thereof.

(d) This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by the Maker and the Payees’ Representative.

(e) By acceptance of this Note, each Payee irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the circuit court located in Oakland County, Michigan or the court of the United States, Eastern District of Michigan; (b) consents to the jurisdiction of each such court located in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be affected on such party by mail, as provided in this Agreement or in such other manner as may be provided under applicable laws or court rules in said state.

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Veri-Tek International, Corp.

By:	/s/ Donald F. Brown
Name:	Donald F. Brown
Title:	President and Chief Operating Officer

SCHEDULE A

Section 1.01. Subordination of Liabilities. Veri-Tek International, Corp. (the “Maker”), for itself, its successors and assigns, covenants and agrees, and each holder of the Note and the Payees’ Representative by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner set forth below, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 7 of the Note to which this Schedule A is attached). The provisions of this Schedule A shall constitute a continuing offer to all persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such holders are made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02. Maker Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all obligations owing in respect of the Senior Indebtedness shall first be paid in full in cash in accordance with the terms thereof, before any payment of any kind or character, whether in cash, property, securities or otherwise, is made on account of the Subordinated Indebtedness.

(b) The Maker may not, directly or indirectly (and no person or other entity on behalf of the Maker may), make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if any default or event of default under any issue of Senior Indebtedness is then in existence or would result therefrom. Each holder of the Note and the Payees’ Representative hereby agree that, so long as any such default or event of default in respect of any issue of Senior Indebtedness exists, it will not sue for, or otherwise take any action to enforce the Maker’s obligations to pay, amounts owing in respect of the Note. Each holder of the Note and the Payees’ Representative understand and agree that to the extent that clause (a) of this Section 1.02 or this clause (b) prohibits the payment of any Subordinated Indebtedness, such unpaid amount shall not constitute a payment default under the Note and the holder of the Note may not sue for, or otherwise take action to enforce the Maker’s obligation to pay such amount, provided that such unpaid amount shall remain an obligation of the Maker to the holder of the Note pursuant to the terms of the Note.

Section 1.03. Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Maker. Upon any distribution of assets of the Maker upon dissolution, winding up, liquidation or reorganization of the Maker (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness in accordance with the terms thereof (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness; and

(b) any payment or distributions of assets of the Maker of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Schedule A, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued as their respective interests may appear (including by giving effect to any intercreditor or subordination arrangements among such holders), to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

If the holder of the Note does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introduction paragraph of this Section 1.03 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of the holder of the Note.

Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness in accordance with the terms thereof, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Maker applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Maker or by or on behalf of the holder of the Note by virtue of this Schedule A which otherwise would have been made to the holder of the Note shall, as between the Maker, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by the Maker to or on account of the Senior Indebtedness, it being understood that the provisions of this Schedule A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05. Obligation of the Maker Unconditional. Nothing contained in this Schedule A or in the Note is intended to or shall impair, as between the Maker and the holder of the Note, the obligation of the Maker, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Maker other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon an event of default under the Note, subject to the provisions of this Schedule A and the rights, if any, under this Schedule A of the holders of Senior Indebtedness in respect of cash, property, or securities of the Maker received upon the exercise of any such remedy. Upon any distribution of assets of the Maker referred to in this Schedule A, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Maker, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Schedule A.

Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of Maker or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker or by any act or failure to act by any such holder, or by any noncompliance by the Maker with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew, increase or otherwise alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.

Section 1.07 Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Maker or any other person is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Maker or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

SCHEDULE B

PAYEE	ALLOCABLE PORTION OF PRINCIPAL
Lubomir Litchev	5.00%
Robert J. Skandalaris	36.86
David J. Langevin	36.86
Michael C. Azar	18.43
Patrick T. Flynn	1.90
Michael D. Hull	0.95

B-1